                            TOMORROW'S MORNING, INC.
                        (A Development Stage Enterprise)

                       COMPUTATION OF EARNINGS PER SHARE


                                                       THREE MONTHS ENDED   SIX MONTHS ENDED
                                                       DECEMBER 31, 1996    DECEMBER 31, 1996
                                                       ------------------   -----------------

Net Loss............................................          $ (336,908)   $ (647,192)

Basis for computation of primary earnings per common and common equivalent share:

   Weighted average number of shares
   outstanding during period........................           1,026,494     1,026,494

   Weighted average (incremental) common
   share equivalent after considering the effects
   of options and warrants issued during the
   periods ended December 31, 1996 and after
   assumed repurchase of treasury shares as
   required by Securities Exchange Commission
   Staff Accounting Bulletin No. 83.................             172,695       172,695
                                                       -----------------    ----------

     Total weighted average number of shares........           1,199,189     1,199,689
                                                       =================    ==========

      Loss per share................................          $     (.28)   $     (.54)
                                                       =================    ==========




                                   EXHIBIT 11

                                      21